EXHIBIT 99.1

Kentucky First Federal Bancorp

Hazard, Frankfort, Danville, and Lancaster, Kentucky

For Immediate Release January 31, 2019

Contact:	Kentucky First Federal Bancorp
Don Jennings, President
Clay Hulette, Vice President
(502) 223-1638

Kentucky First Federal Bancorp Releases Earnings and Announces Freeze of Defined Benefit Plan

Kentucky First Federal Bancorp (Nasdaq: KFFB), the holding company for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Kentucky, announced net earnings of $167,000 or $0.02 diluted earnings per share for the three months ended December 31, 2018, compared to net earnings of $869,000 or $0.11 diluted earnings per share for the three months ended December 31, 2017, a decrease of $702,000 or 80.8%. Net earnings were $305,000 or $0.04 diluted earnings per share for the six months ended December 31, 2018, compared to net earnings of $1.1 million or $0.14 diluted earnings per share for the six months ended December 31, 2017, a decrease of $844,000 or 73.5%.

The decrease in net earnings on a quarter-to-quarter basis was primarily attributable to decreased non-interest income, higher income tax expense, and lower net interest income.

Non-interest income decreased $393,000 to $43,000 for the three months ended December 31, 2018, compared to the prior year quarter, primarily because of a decrease in earnings on bank-owned life insurance (“BOLI”). During the 2017 quarter the Bank received BOLI insurance proceeds on policies maintained under its long-standing overall employee benefits program pursuant to the passing of a covered individual. The nonrecurring receipt of insurance proceeds, along with the accompanying decrease in the BOLI asset, was primarily responsible for earnings on BOLI to decrease $370,000, or 95.4% to $18,000 for the quarter just ended.

The Company recorded net income tax expense of $27,000 for the three months ended December 31, 2018, compared to a net income tax benefit of $160,000 for the three months in the prior year quarter. The decrease in income tax expense in the prior year was primarily related to a $268,000 tax benefit, which resulted from a change in income tax law reducing the top income tax rate for corporations beginning January 1, 2018. The tax legislation was enacted in 2017 and, according to U.S. Generally Accepted Accounting Principles, the lower tax rate was applied to the Company’s deferred tax assets and liabilities at December 31, 2017. The effective tax rates for the quarterly periods ended December 31, 2018 and 2017, were 13.9% and (22.6%), respectively.

Net interest income before provision for loan losses decreased $101,000, or 4.1%, to $2.4 million for the three-month period just ended. Interest income increased by $194,000, or 6.5%, to $3.2 million, while interest expense increased $295,000, or 58.8%, to $797,000 for the three months ended December 31, 2018. Costs associated with the Company’s funding sources continued increasing as short-term interest rates continued to rise. The Company recorded no provision for losses on loans during the three months ended December 31, 2018, compared to a provision of $3,000 for the three months ended December 31, 2017.

The decrease in net earnings on a six-month basis was also primarily attributable to decreased non-interest income, higher income tax expense, and decreased net interest income.

Non-interest income decreased $464,000 to $112,000 for the six months ended December 31, 2018, compared to the prior year period, primarily because of a decrease in BOLI earnings. Federal income taxes increased $94,000 as the Company’s net income tax expense totaled $69,000 for the recently-ended six-month period compared to income tax benefit of $25,000 in the prior year period, primarily because of the change in income tax law.

Net interest income before provision for loan losses decreased $188,000, or 3.8%, to $4.7 million for the six-month period just ended. Interest income increased by $339,000, or 5.8%, to $6.2 million, while interest expense increased $527,000, or 54.3%, to $1.5 million for the six months ended December 31, 2018. Interest expense increased at a faster pace during the recent increase in interest rate environment, because of the short-term nature of those funding sources compared to the long-term nature of the Company’s primary interest-earning assets, loans. Although the loan portfolio is comprised primarily of adjustable rate loans, those assets often have limits on the amount of interest rate increases that can occur in the near term. Many of the newer loans have fixed rates for a period of time (three years to five years) before the interest rate can change, while the interest rates on seasoned loans can change no more than 100 basis points annually. We believe that the most recent indications by the Federal Open Market Committee (“FOMC”) suggest that interest rates may be near neutral, which would have a positive effect on our operations. The Company recorded provision for losses on loans of $11,000 and $3,000 for the six months ended December 31, 2018, and 2017, respectively. Non-interest expense increased $90,000, or 2.1%, and totaled $4.5 million for the six months ended December 31, 2018.

At December 31, 2018 assets increased $2.6 million or 0.8% to $321.0 million compared to $318.4 million at June 30, 2018. This increase was attributable primarily to an increase in loans and investment securities, which were partially offset by a decrease in time deposits in other financial institutions. Total liabilities increased $3.0 million or 1.2% to $254.1 million at December 31, 2018, primarily as a result of an increase in advances and deposits. FHLB advances increased $2.5million or 4.7% and totaled $55.5 million at quarter end, while deposits increased $1.6 million or 0.8% to $197.3 million at December 31, 2018. The Company has been successful in competing for and attracting deposits in its local markets as short-term interest rates have risen.

At December 31, 2018, the Company reported its book value per share as $7.93.

The Company participates in a defined benefit pension plan through Pentegra (“DB plan.”) Over the last several quarters, excluding the quarter ended December 31, 2017, the Company has faced declining earnings in part due to increasing contributions required by the DB plan. In the past four years, the required contribution has more than doubled from $560,000 in fiscal 2016 to an estimated $1.2 million for fiscal 2019. In light of the continued impact on net earnings, the Company announced that it will freeze the DB plan effective in the calendar quarter ending June 2019. After the date the freeze is effective, active employees will no longer accrue additional benefits in the DB plan and no new employees will be enrolled in the plan. While the Company will continue to incur costs for maintaining the plan and Pension Benefit Guaranty Corporation premiums, freezing the DB plan is estimated to result in annual savings of approximately $500,000 beginning the fiscal year ending June 30, 2020. President/CEO Don Jennings stated, “The decision to freeze the plan’s benefits did not come easy. Many other employers who offered a DB plan discontinued this benefit a long time ago, but we will continue to offer a defined contribution plan (401(k)) to all employees and our Employee Stock Ownership Plan (“ESOP”) to eligible employees, which constitute retirement benefits that are competitive with other employers in our markets.”

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company, changes in the securities markets and the Risk Factors described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended June 30, 2018. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association, which operates one banking office in Hazard, Kentucky, and First Federal Savings Bank, which operates six banking offices in Kentucky, including three in Frankfort, two in Danville, and one in Lancaster. Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB. At December 31, 2018, the Company had approximately 8,388,315 shares outstanding of which approximately 56.4% was held by First Federal MHC.

SUMMARY OF FINANCIAL HIGHLIGHTS

Condensed Consolidated Balance Sheets

	December 31,	June 30,
	2018	2018
	(In thousands, except share data)
	(Unaudited)
Assets
Cash and Cash Equivalents	$10,142	$9,943
Time deposits in other financial institutions	4,954	5,692
Investment Securities	1,404	1,050
Loans, net	273,111	270,310
Real estate acquired through foreclosure	810	710
Other Assets	30,533	30,689
Total Assets	$320,954	$318,394
Liabilities
Deposits	$197,277	$195,653
FHLB Advances	55,536	53,052
Deferred revenue	--	558
Other Liabilities	1,331	1,928
Total Liabilities	254,144	251,191
Shareholders’ Equity	66,810	67,203
Total Liabilities and Equity	$320,954	$318,394
Book Value Per Share	$7.93	$7.96

Condensed Consolidated Statements of Income

(In thousands, except share data)

	Six months ended December 31,		Three months ended December 31,
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)
Interest Income	$6,224	$5,885	$3,178	$2,984
Interest Expense	1,497	970	797	502
Net Interest Income	4,727	4,915	2,381	2,482
Provision for Losses on Loans	11	3	--	3
Non-interest Income	112	576	43	436
Non-interest Expense	4,454	4,364	2,230	2,206
Income Before Income Taxes	374	1,124	194	709
Income Taxes	69	(25)	27	(160)
Net Income	$305	$1,149	$167	$869
Earnings per share:
Basic and diluted	$0.04	$0.14	$0.02	$0.11
Weighted average outstanding shares:
Basic and diluted	8,362,975	8,361,941	8,349,143	8,364,276

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